Exhibit 10.1

Semtech Corporation

Summary of Named Executive Officer Compensation

Set forth below is a summary of the Company’s compensation arrangements with its Named Executive Officers, as defined by applicable SEC regulations. Although Anthony E. Giraudo is not a Named Executive Officer for fiscal year 2005 under SEC rules, information regarding his compensation is presented due to his position as Chief Operating Officer. For purposes of this exhibit, the term “Named Executive Officers” includes Mr. Giraudo.

All of the Named Executive Officers are employed on at-will basis and their compensation and employment status may be changed at any time at the discretion of the Company.

Base Salary

The following table sets forth the base salaries of the Named Executive Officers at the end of fiscal year 2005. The Compensation Committee (“Committee”) of the Board of Directors considered the base salaries of these individuals in February 2005 and determined not to adjust the base salaries at that time.

Name	Base Salary
Jason L. Carlson President and Chief Executive Officer	$350,000
David G. Franz Chief Financial Officer	$215,057
Lawrence A. King Vice President Engineering, Portable Products	$200,014
Paul D. Peterson Vice President, Sales and Marketing	$215,004
Jeffrey T. Pohlman Vice President, Protection Products	$180,198
Anthony E. Giraudo Chief Operating Officer	$260,000

Cash Bonus

Named Executive Officers are eligible to participate in the Company’s Cash Bonus Incentive Plan (“Bonus Plan”) A brief summary of the material elements of the Bonus Plan is at the end of this Exhibit and the Bonus Plan document is attached to the Form 10-K as Exhibit 10.19. The Bonus Plan is based on annual performance; the Company does not maintain a long-term performance plan.

Incentive Compensation Paid in Fiscal Year 2006 for efforts in Fiscal Year 2005

In February 2005, the Committee approved incentive compensation awards under the Bonus Plan for the Named Executive Officers for efforts during fiscal year 2005 as follows:

Name	Bonus
Mr. Carlson	$200,000
Mr. Franz	$110,000
Mr. King [1]	$90,000
Mr. Peterson	$110,000
Mr. Pohlman	$100,000
Mr. Giraudo	$100,000

[1]	In accordance with the previously existing program described below under Form of Bonuses, Mr. King elected to receive 50% of his fiscal year 2005 bonus in the form of stock options. Thus, he received $45,000 of his bonus in the form of 9,023 stock options.

Incentive Compensation for Efforts in Fiscal Year 2006

In February 2005, the Committee established a bonus pool for incentive compensation to be earned in fiscal year 2006 and further established, on a corporate and business unit basis, the percentage of the Company’s business plan that must be achieved for 100% payout of the bonus pool. The Named Executive Officers are eligible to earn the following minimum, target, and maximum bonus awards under the Bonus Plan during fiscal year 2006.

Incentive Awards as Percentage of Base Salary
	Minimum 1	Target	Maximum 2
Mr. Carlson	0	100%	120%
Mr. Franz	0	70%	84%
Mr. King	0	70%	84%
Mr. Peterson	0	70%	84%
Mr. Pohlman	0	70%	84%
Mr. Giraudo	0	80%	96%

[1]	The Plan does not provide for a minimum award for any participant.
[2]	The maximum award any participant may receive under the Bonus Plan is 120% of the target award

As in fiscal year 2005, each of the Named Executive Officers will have as a quarterly objective the attainment of certain booking and billing goals and Mr. Carlson, Mr. Franz, and Mr. Giraudo will also have an earnings per share goal each quarter. Also as in fiscal year 2005, each of Named Executive Officers will have individual performance goals established on a quarterly basis related to specific technical, operational, financial, and/or managerial matters.

Form of Bonuses

In prior years and in fiscal year 2005, the Company maintained a program under which members of senior management, including Named Executive Officers could elect to defer up to 50% of any bonus earned for the fiscal year. The deferred portion was converted into stock options instead of being paid in cash. The conversion was made using a multiplier of four and the closing market price of the Company’s stock on the day when bonus was awarded. The stock options vested immediately and are subject to the terms and conditions of the applicable stock option plan and the award agreement. The Committee has terminated this program effective for bonuses earned during fiscal year 2006.

Deferred Compensation

Late in fiscal year 2004, the Company has established a non-qualified deferred compensation plan, known as the Executive Compensation Plan (“EC Plan”). Executives selected by the Committee, including Named Executive Officers, may defer up to 100% of their compensation, as defined by the EC Plan, for later distribution on the date or dates selected by the participant or on other dates specified by the EC Plan. EC Plan documents are attached as Exhibits 10.15, 10.16 and 10.17 of this Form 10K.

As currently implemented, participants may defer only base salary and the Company matches dollar for dollar up to the first 20% of employee contributions for the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer positions; up to the first 15% for participants at the Vice President level; and up to the first 10% for other participants. Amounts deferred by the participants are immediately vested. Company matching contributions vest over four years.

The Company does not guarantee any rate of return on the compensation deferred by participants or on the matching contributions. Indeed, the participants may lose all or a portion of their deferred compensation or match. The deferred compensation and match are credited with earnings and investment gains and losses that mirror investments chosen by the participants from a selection of investment vehicles offered by the third-party plan provider. Amounts credited to participant accounts are not actually invested in these vehicles. Rather, participants are general creditors of the Company. The Company has purchased whole life insurance on the lives of certain of the participants that is intended to cover a majority of the payments expected to be made under the EC Plan. These policies are held by a grantor trust that was established in connection with the EC Plan. See footnote 12 to the Company’s consolidated financial statements.

Information regarding fiscal year 2005 EC Plan matching contributions for the Named Executive Officers will be included in the Company’s Definitive Proxy Statement in connection with its annual meeting of shareholders to be held on June 16, 2005.

Stock Options

The Company has various stock option plans that provide for granting options to purchase shares of the Company’s common stock to employees, including the Named Executive Officers. The plans provide for the granting of options that meet the Internal Revenue Code qualifications to be incentive stock options, as well as nonstatutory options. Under these plans, the option price must be at least equal to the fair market value of the Company’s common stock at the date of the grant. Most options granted by the Company expire within ten years from the date of grant and vest in equal annual increments over three to four years from the date of grant. Most options granted to employees prior to October 3, 2001 will vest and become exercisable upon a change in control, as defined in the plans. All options granted to employees after October 3, 2001 will vest and become exercisable following a change in control only if, within one year, the employee is either terminated without cause or subject to a constructive termination. In the past, the Company has also issued some stock options outside of any plan, including inducement options awarded as recruitment incentives. The terms and conditions of these incentive options generally mirror stock options granted under the Company’s stock option plans.

Mr. Carlson was awarded inducement options in fiscal year 2003 and Mr. Giraudo was awarded inducement options in fiscal year 2005. See Exhibits 10.8 and 10.11. Information regarding stock options awarded to the Named Executive Officers, including options awarded in fiscal year 2005, will be included in the Company’s Definitive Proxy Statement in connection with its annual meeting of shareholders to be held on June 16, 2005.

Benefit Programs Available to Employees Generally

The Named Executive Officers are eligible to participate in broad-based benefit programs generally available to the Company’s salaried employees, including health, disability and life insurance programs and a qualified 401K plan.

Other

Semtech does not provide Company cars to the Named Executive Officers. However, each Named Executive Officer is paid a monthly car allowance of $637.50, which includes an allowance for maintenance and insurance, and is reimbursed for actual gasoline expenses.

The Company provides cellular telephones to the Named Executive Officers and certain other employees for business use. The Company permits personal use of these phones without reimbursement. The incremental cost to the Company, if any, is negligible.

Mr. Franz receives one week of paid vacation in addition to paid vacation based on the schedule that applies to employees generally.

As an inducement for Mr. Giraudo to join Semtech in fiscal year 2005, the Company made a contribution in the amount of $30,000 to his account in the EC Plan. This contribution vests in four equal annual installments beginning in May 2005, or earlier upon death or disability.

As an inducement for Mr. Carlson to join Semtech in fiscal year 2003, the Company agreed that should his services be terminated by the Board of Directors, he will be granted a severance allowance equal to six months salary and benefits continuation upon signing of a non-compete agreement and a full release of all claims and obligations. Vesting of stock options would cease as of the last day that services are actively provided to the Company.

Summary of Material Elements of the Cash Bonus Incentive Plan

Participants. Participants are salaried employees selected each fiscal year based on recommendations by their supervisors, with the endorsement of the applicable business unit managers or corporate function heads.

Bonus Pool. As early as feasible at the beginning of each fiscal year, the Chief Executive Officer recommends to the Committee for its review and approval an amount to be established as a bonus pool for the fiscal year. The proposed pool amount is calculated as the sum of (a) the target bonus awards for employees recommended to be participants for the Plan Year and (b) an estimate of target awards for positions that may be filled during the Plan (new hires who may become participants on a pro rata basis). To assist the Committee in making a determination with respect to the recommendation, the proposed bonus pool is also expressed as a percentage of pre-tax profit, as set forth in the Company’s annual business plan (“Business Plan”). However, for this purpose such pre-tax profit is computed prior to the deduction of incentive compensation payments to be paid under the Plan and may exclude anticipated extraordinary items. As discussed below, actual awards may exceed target awards under certain circumstances. In no event will the aggregate incentive compensation payments under the Plan for a fiscal year exceed 120% of the bonus pool established for that fiscal year.

Award Calculation. Incentive compensation awards are calculated as follows under the supervision of the Company’s Chief Financial Officer.

1.	A participant’s annual base salary (as of the date of the calculation) is multiplied by a target percentage that is based on the participant’s position. This establishes the participant’s Target Award.

Target levels are based on the level of importance and responsibility of the position in the Company. Where a range has been established, the actual target level is determined by the relevant business unit manager or corporate functional group head and the Vice President of Human Resources, subject to approval by the Chief Executive Officer. The Committee determines the actual target level for the Chief Executive Officer and each of the other executive officers.

Position	Target Level
President and Chief Executive Officer	70-100%
Chief Financial Officer	70-100%
Chief Operating Officer	70-100%
Vice Presidents	50-70%
Other Eligible Positions	10-50%

2.	Target Awards are then multiplied by the participant’s Individual Performance Factor.

At or near the beginning of each fiscal quarter, performance goals for each participant are set by the participant and the participant’s supervisor. These quarterly individual performance goals are weighted by the participant and supervisor to reflect the importance of each objective and are sometimes referred to as “Most Important Tasks (MITs)”. MITs for the Chief Executive Officer are set by the Chief Executive Officer and the Committee. From time to time the Chairman of the Board may assist the Committee with respect to the MITs of the Chief Executive Officer.

Each participant in a business (operating) unit will have as a quarterly objective the achievement of a level of business unit-wide bookings and billings, each as established by the Chief Executive Officer. The weighting of this business unit-wide objective is based on the participant’s position. Where a range has been established, the actual weighting is determined by the participant’s supervisor.

Position	Weight
Vice Presidents	40%
Other Eligible Positions	20-30%

Each participant in a corporate functional group rather than a business unit will have as a quarterly objective the achievement of a level of Company-wide bookings, billings, and earnings per share, all as established by the Chief Executive Officer and approved by the Committee. The weighting of this

Company-wide objective is dependent on the participant’s position. Where a range has been established, the actual weighting is determined by the participant’s supervisor.

Position	Weight
President and Chief Executive Officer	50%
Chief Operating Officer	50%
Chief Financial Officer	50%
Vice Presidents	40%
Other Eligible Positions	20-30%

Each quarter the Chief Executive Officer disseminates general strategic objectives to the business unit managers and corporate functional heads. They, in turn, disseminate their tactical plans and objectives to the supervisors to assist in the development of participants’ MITs. MITs are generally to be established in a manner so as to be specific, measurable, and time specific. MITs are meant to be attainable and realistic but also provide some challenge to achieve results above the norm.

In addition to the business unit-wide or Company-wide objective referred to and weighted as provided above, each participant’s quarterly MITs will include individual performance goals related to technical, operational, financial, and/or managerial matters such as

•      research and development

•      product development cycle time

•      patent activity

•      design wins, in terms of customer programs or reference designs

•      operations performance

•      systems improvements

•      supplier contracts or issues

•      production contracts or issues

•      customer contracts or issues

•      foundry management

•      supply chain management

•      inventory control

•      manufacturing efficiencies, including improvement of variances

•      quality and reliability

•      order fulfillment and delivery performance

•      sales support

•      marketing to key customers

•      obtaining new customers

•      customer support, including application matters

•      achievement of cost savings

•      budget achievement

•      free cash flow

•      working capital

•      return on equity

•      return on sales

•      return on assets

•      margin improvements

•      investor relations

•      corporate governance

•      filling key positions

•      legal matters

•      strategic initiatives

The cumulative weighting of such individual performance goals together with the weighting of the Company-wide objective or the weighting of the business unit-wide objective, as applicable, totals to 100% for each participant. The actual weighting of a participant’s individual performance goals is determined by the participant’s supervisor. The actual weighting of the Chief Executive Officer’s individual performance goals is determined by the Committee.

After the end of each fiscal quarter, each participant’s performance against the MITs established for the quarter is assessed by the participant’s supervisor. Quarterly MITs scoring for the Chief Executive Officer is performed the Committee. From time to time the Chairman of the Board may assist the Committee in review of the Chief Executive Officer’s performance.

Objectives may be evaluated on a partial credit basis. A participant may receive a quarterly MITs score in excess of 100% based upon exceptional performance, but only with the review and approval of (a) the participant’s manager and endorsement of either the Chief Operating Officer (with respect to participants in business units) or Chief Executive Officer (with respect to participants in corporate functional groups and executive officers) or (b) the Committee, with respect to the Chief Executive Officer.

After the end of the fiscal year, each participant’s quarterly MITs scores are averaged to arrive at the participant’s Individual Performance Factor. The Individual Performance Factor for any participant, or group of participants, may be adjusted, upward or downward, at the discretion of the Chief Executive Officer or the Committee.

3.	For participants who are members of a business (operating) unit, the resulting award is then multiplied by the sum of 70% of the relevant Business Unit Performance Factor and 30% of the Corporate Performance Factor. For the Chief Executive Officer and participants who are members of a corporate functional group rather than a business unit, the resulting award is multiplied by the Corporate Performance Factor.

At the time the bonus pool is established by the Committee, the Committee also determines the percentage of the Business Plan that must be achieved for 100% payout of the bonus pool and for payout at higher or lower levels. In most circumstances, 100% achievement of the Business Plan will equate to a 100% payout of the bonus pool. However, in some cases the Committee may set a higher requirement. For example, the Committee may require that 105% of the Business Plan be obtained for a payout of 100% of the bonus pool. The Committee makes a similar determination with respect to the Business Plan of each business unit.

After the end of each fiscal year, the actual performance of the Company is compared to the Business Plan. The percentage of Plan achieved is equated to the payout criteria previously established by the Committee to determine the Corporate Performance Factor. A similar comparison of each business unit’s results against the business unit’s Business Plan is made to determine the Business Unit Performance Factor for each business unit. The Corporate Performance Factor and any Business Unit Performance Factor may be adjusted upward or downward at the discretion of the Chief Executive Officer or the Committee.

4.	Before the calculated awards are presented to the Committee, the award for any participant or group of participants may be adjusted, upward or downward, at the discretion of the Chief Executive Officer. The recommended award for any participant, or group of participants, may be adjusted, upward or downward, at the discretion of the Committee. Examples of factors that could lead to an adjustment are subjective criteria such as the participant’s initiative, leadership, teamwork, judgment, and creativity.

5.	In no event will an incentive compensation payment under the Plan to any participant for a fiscal year exceed 120% of the participant’s Target Award for that fiscal year.

6.	Awards are paid within two and one-half months after the end of the fiscal year, but only after the Company’s registered independent public accountant has completed its audit of the Company’s financial statements for that fiscal year. Unpaid awards are subject to cancellation or downward revision if the Committee determines such action is warranted based on audit results.